EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated December 17, 2010, accompanying the consolidated financial statements included in the Annual Report of Irvine Sensors Corporation on Form 10-K for the year ended October 3, 2010. We hereby consent to the incorporation by reference of said report in the Registration Statements of Irvine Sensors Corporation on Forms S-8 (Nos. 2-85501, 333-72201, 333-94071, 333-68846, 333-73894, 333-76756, 333-102284, 333-105066, 333-115283, 333-124868, 333-140785, 333-148692, 333-157388 and 333-159241). Our report dated December 17, 2010, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern.

/s/  Squar, Milner, Peterson, Miranda & Williamson, LLP

Irvine, California
December 17, 2010